Exhibit 12


                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)


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

                                                             Three Months Ended                       Nine Months Ended
                                                                September 30,                           September 30,
                                                       --------------------------------        --------------------------------

                                                          2004                2003                2004               2003
                                                       ------------        ------------        ------------      --------------

Earnings before income tax provision, equity in
 earnings of associated companies and cumulative
       effect of accounting change                     $     22.5          $     26.2          $     97.6         $     100.8
Add:
       Distributed income of associated companies               -                   -                 1.1                 4.7
       Amortization of capitalized interest                   0.1                 0.1                 0.3                 0.3
       Fixed charges                                          7.1                 7.0                20.7                18.1
Less:
       Capitalized interest                                  (0.3)               (0.3)               (1.1)               (0.7)
                                                          ---------           ---------           ---------          ----------
       Earnings as adjusted                            $     29.4          $     33.0          $    118.6         $     123.2

Fixed charges:
       Interest on indebtedness including
           amortized premiums, discounts and
           deferred financing costs                    $      6.2          $      6.1          $     18.0         $      15.4
       Portion of rents representative of the
           interest factor                                    0.9                 0.9                 2.7                 2.7
                                                          ---------           ---------           ---------          ----------

Fixed charges                                          $      7.1          $      7.0          $     20.7         $      18.1

Ratio of earnings to fixed charges                            4.1                 4.7                 5.7                 6.8
                                                          =========           =========           =========          ==========

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